EXHIBIT 99.1

For Immediate Release
SPANISH BROADCASTING SYSTEM, INC.
RECEIVES NASDAQ STAFF DETERMINATION
Coconut Grove, FL, April 15, 2011. Spanish Broadcasting System, Inc. (“SBS” or the “Company”; NASDAQ: SBSA) announced today that on April 12, 2011, it received written notification (the “Staff Determination”) from The Nasdaq Stock Market LLC (“NASDAQ”) that, based upon the Company’s failure to regain compliance with the $1.00 per share minimum bid price requirement set forth in NASDAQ Listing Rule 5450(a)(1) (the “Rule”) by April 11, 2011, the Company’s common stock is subject to delisting at the opening of business on April 20, 2011, unless the Company requests a hearing before a NASDAQ Hearings Panel on or before 4:00 p.m. Eastern Time on April 19, 2011. The Company intends to request such a hearing, which will stay any action with respect to the Staff Determination until the NASDAQ Hearings Panel renders a decision subsequent to the hearing. However, there can be no assurance that NASDAQ will grant the Company’s request for continued listing.
As initially announced on October 12, 2010, the Company received a written deficiency notice (the “Notice”) from NASDAQ, advising us that the closing bid price of our Class A common stock for the previous 30 consecutive business days had been below the minimum $1.00 per share required for continued listing on the NASDAQ Global Market pursuant to the Rule. The Notice also stated that, in accordance with NASDAQ Listing Rule 5810(c)(3)(A), SBS would be provided 180 calendar days, or until April 11, 2011, to regain compliance with the Rule. To regain compliance, the closing bid price of our common stock had to remain at or above $1.00 per share for a minimum of 10 consecutive business days prior to the market close on April 11, 2011. The Company did not regain compliance with the $1.00 minimum bid price requirement by April 11, 2011.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events throughout the country and operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.
Contacts:

Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Chief Financial Officer, Chief Administrative Officer,	Brainerd Communicators, Inc.
Senior Executive Vice President and Secretary	(212) 986-6667
(305) 441-6901

2